Filed pursuant to Rule 424(b)(5)
Registration No. 333-179420

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.30% Senior Notes due 2017	$750,000,000	$87,150.00
4.00% Senior Notes due 2021	$600,000,000	$69,720.00
4.55% Senior Notes due 2024	$850,000,000	$98,770.00
5.40% Senior Notes due 2034	$800,000,000	$92,960.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus supplement

(To Prospectus dated November 10, 2014)

Freeport-McMoRan Inc.

$3,000,000,000

$750,000,000 2.30% Senior Notes due 2017

$600,000,000 4.00% Senior Notes due 2021

$850,000,000 4.55% Senior Notes due 2024

$800,000,000 5.40% Senior Notes due 2034

Interest payable May 14 and November 14

Issue price: 99.934%, 99.619%, 99.905% and 99.516%, respectively

The 2.30% Senior Notes due 2017 (the “2017 senior notes”) will mature on November 14, 2017, the 4.00% Senior Notes due 2021 (the “2021 senior notes”) will mature on November 14, 2021, the 4.55% Senior Notes due 2024 (the “2024 senior notes”) will mature on November 14, 2024 and the 5.40% Senior Notes due 2034 (the “2034 senior notes”) will mature on November 14, 2034. Interest will accrue from November 14, 2014 and the first interest payment date will be May 14, 2015. We collectively refer to the 2017 senior notes, the 2021 senior notes, the 2024 senior notes and the 2034 senior notes as the “notes.”

We have the option to redeem some or all of the notes at any time and from time to time, as described under the heading “Description of the notes—Optional redemption.” If a change of control triggering event occurs, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the notes—Change of control triggering event.”

The notes will be fully and unconditionally guaranteed by our wholly owned subsidiary Freeport-McMoRan Oil & Gas LLC (“FM O&G” or the “guarantor”). The notes and the guarantee thereof will be our and the guarantor’s senior unsecured obligations and will rank senior in right of payment to any of our and the guarantor’s future subordinated indebtedness, equally in right of payment with all of our and the guarantor’s existing and future unsecured and unsubordinated indebtedness, effectively subordinated in right of payment to any secured indebtedness that we and the guarantor may have or incur in the future to the extent of the value of the assets securing such indebtedness and structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries, other than the guarantor, and the guarantor’s subsidiaries.

Investing in the notes involves risks. See “Risk factors” beginning on page S-5 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per 2017 Senior Note	Total	Per 2021 Senior Note	Total	Per 2024 Senior Note	Total	Per 2034 Senior Note	Total
Public offering price(1)	99.934%	$749,505,000	99.619%	$597,714,000	99.905%	$849,192,500	99.516%	$796,128,000
Underwriting discounts and commissions	0.450%	$3,375,000	0.625%	$3,750,000	0.650%	$5,525,000	0.875%	$7,000,000
Proceeds to us before expenses(1)	99.484%	$746,130,000	98.994%	$593,964,000	99.255%	$843,667,500	98.641%	$789,128,000

(1)	Plus accrued interest from November 14, 2014, if settlement occurs after that date.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Currently, there are no public markets for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about November 14, 2014.

Joint book-running managers

BofA Merrill Lynch	Citigroup	J.P. Morgan
BNP PARIBAS	HSBC	MUFG
Mizuho Securities	Scotiabank	SMBC Nikko

Senior co-managers

BBVA	BMO Capital Markets	Credit Agricole CIB	Santander
SOCIETE GENERALE	Standard Chartered Bank	US Bancorp	Wells Fargo Securities

Co-managers

CIBC	Deutsche Bank Securities	Goldman, Sachs & Co.	RBC Capital Markets	TD Securities
Banca IMI	Capital One Securities	Natixis	The Williams Capital Group, L.P.	UBS Investment Bank

November 10, 2014

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus or other information to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus supplement

Prospectus

Except as otherwise described herein or the context otherwise requires (including the cover hereto), each reference to (i) “FCX,” “we,” “us,” “our” and “ours” means Freeport-McMoRan Inc. and its consolidated subsidiaries and (ii) “FM O&G” or the “guarantor” means Freeport-McMoRan Oil & Gas LLC.

S-i

Cautionary statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking information is intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus or may be incorporated in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus we prepare or authorize by reference to other documents and may include statements for the period following the completion of this transaction. Representatives of FCX may also make forward-looking statements.

Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, cash production costs per barrel of oil equivalent (“BOE”), operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, crude oil and natural gas price changes, the impact of derivative positions, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, debt reduction and share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of our Board of Directors (“the Board”) and will depend on our financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.

We caution readers that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, industry risks, regulatory changes, political risks, drilling results, the outcome of negotiations with the Indonesian government regarding an amendment to PT Freeport Indonesia’s (“PT-FI”) Contract of Work, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, weather- and climate-related risks, labor relations, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

S-ii

Industry and other information

Unless we indicate otherwise, we base the information concerning the mining and oil and gas industries contained or incorporated by reference in this prospectus supplement and the accompanying prospectus on our general knowledge of and expectations concerning the industry. Our market positions and market shares are based on our estimates using data from various industry sources and assumptions that we believe to be reasonable based on our knowledge of the mining and oil and gas industries. We have not independently verified data from industry sources and cannot guarantee its accuracy or completeness. In addition, we believe that data regarding the mining and oil and gas industries and our market positions and market shares within such industries provide general guidance but are inherently imprecise. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC as updated by our subsequent filings with the SEC.

S-iii

Prospectus supplement summary

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of our business and this offering, you should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, including the annual and interim financial statements included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed under “Risk factors.”

Overview

Freeport-McMoRan Inc., or FCX, is a leading international natural resources company with headquarters in Phoenix, Arizona. We operate large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold, molybdenum, cobalt, crude oil and natural gas. We have a dynamic portfolio of operating, expansion and growth projects in the copper industry. We are also the world’s largest producer of molybdenum and a significant gold, oil and natural gas producer. Our portfolio of mining assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo. Our portfolio of oil and natural gas assets includes oil production facilities in California, significant production facilities and growth potential in the Deepwater Gulf of Mexico, large onshore resources in the Haynesville natural gas shale play in Louisiana and natural gas production from the Madden area in Wyoming. In addition, we are an industry leader in the emerging Inboard Lower Tertiary/Cretaceous natural gas trend with sizeable potential, located offshore in the shallow waters of the Gulf of Mexico and onshore in South Louisiana.

Our principal executive offices are located at 333 North Central Avenue, Phoenix, Arizona 85004-2189, and our telephone number at that address is (602) 366-8100. We maintain a website at http://www.fcx.com, where general information about us is available. Information on or accessible through our website is not a part of, and we are not incorporating the contents of our website or other such information into, this prospectus supplement or the accompanying prospectus.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It may not contain all of the information that may be important to you. For a more complete description of the notes, see “Description of the notes.” In this summary of the offering, the words “FCX,” “we,” “us” and “our” refer only to Freeport-McMoRan Inc. and not to any of its subsidiaries; and the words “FM O&G” or the “guarantor” refer only to Freeport-McMoRan Oil & Gas LLC and not any of its subsidiaries. Unless otherwise required by the context, we use the term “notes” in this prospectus supplement to refer collectively to the 2.30% Senior Notes due 2017, the 4.00% Senior Notes due 2021, the 4.55% Senior Notes due 2024 and the 5.40% Senior Notes due 2034.

Issuer	Freeport-McMoRan Inc., a Delaware corporation

Securities offered	$750,000,000 in aggregate principal amount of 2.30% Senior Notes due 2017 (the “2017 senior notes”).

$600,000,000 in aggregate principal amount of 4.00% Senior Notes due 2021 (the “2021 senior notes”).

$850,000,000 in aggregate principal amount of 4.55% Senior Notes due 2024 (the “2024 senior notes”).

$800,000,000 in aggregate principal amount of 5.40% Senior Notes due 2034 (the “2034 senior notes”).

Maturity	The 2017 senior notes will mature on November 14, 2017.

The 2021 senior notes will mature on November 14, 2021.

The 2024 senior notes will mature on November 14, 2024.

The 2034 senior notes will mature on November 14, 2034.

Interest and payment dates	The 2017 senior notes will accrue interest from November 14, 2014 at a rate of 2.30% per annum, payable on May 14 and November 14 of each year, beginning on May 14, 2015.

The 2021 senior notes will accrue interest from November 14, 2014 at a rate of 4.00% per annum, payable on May 14 and November 14 of each year, beginning on May 14, 2015.

The 2024 senior notes will accrue interest from November 14, 2014 at a rate of 4.55% per annum, payable on May 14 and November 14 of each year, beginning on May 14, 2015.

The 2034 senior notes will accrue interest from November 14, 2014 at a rate of 5.40% per annum, payable on May 14 and November 14 of each year, beginning on May 14, 2015.

Guarantee	The notes will be fully and unconditionally guaranteed by our wholly owned subsidiary FM O&G and its guarantee of the notes:

•	will be a general unsecured obligation of the guarantor;

•	will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of the guarantor, but will be effectively subordinated to all of the guarantor’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	will be senior in right of payment to any future subordinated indebtedness of the guarantor.

In addition, each of the guarantor’s subsidiaries, if any, that becomes a guarantor of our obligations under certain of our material indebtedness or the guarantor’s obligations under certain of its material indebtedness will enter into a supplemental indenture, pursuant to which such subsidiary will agree to jointly and severally and fully and unconditionally guarantee our obligations under the notes and the indenture. See “Description of the notes—Additional guarantors.”

Ranking	The indebtedness evidenced by the notes and the guarantee will be our and the guarantor’s senior unsecured obligations and will rank senior in right of payment to any of our and the guarantor’s future subordinated indebtedness and equally in right of payment with all of our and the guarantor’s existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to any future secured indebtedness that we and the guarantor may have or incur to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries, other than the guarantor, and the guarantor’s subsidiaries.

As of September 30, 2014, we and our consolidated subsidiaries together had outstanding indebtedness of approximately $19.6 billion that will rank equally with the notes, we had no material secured indebtedness outstanding (excluding secured indebtedness of our subsidiaries), our subsidiaries other than the guarantor had approximately $20.3 billion of outstanding indebtedness and other liabilities and the guarantor had outstanding indebtedness of approximately $4.6 billion that will rank equally with its guarantee of the notes and no secured indebtedness outstanding.

Form and denomination	The notes will be issued in the form of several registered notes in global form, without interest coupons, in denominations of $2,000 or integral multiples of $1,000 in excess thereof. Upon issuance, each of the global notes will be deposited with the Trustee (as defined herein) as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described under “Description of the notes—Book-entry notes.”

Optional redemption	We may redeem the notes, in whole or in part, at any time and from time to time as described under the heading “Description of the notes—Optional redemption.”

Offer to repurchase upon change of control triggering event	If we experience a Change of Control Triggering Event (as defined herein), we will be required, unless we have already exercised our option to redeem the notes of the applicable series, to offer to purchase the notes of the applicable series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the notes—Change of control triggering event.”

Certain covenants	The indenture governing the notes contains covenants that restrict our ability, with certain exceptions, to incur debt secured by liens, engage in sale and leaseback transactions and merge or consolidate with another entity, or sell, transfer or lease all or substantially all of our assets.

No prior market	The notes will be a new class of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system. Although each underwriter has informed us that it currently intends to make a market in the notes, the underwriters are not obligated to do so, and may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of proceeds	We estimate that the net proceeds from the offering will be approximately $2.967 billion, after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering to repay certain of our existing indebtedness. See “Use of proceeds.”

Governing law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Risk factors	Investing in the notes involves substantial risks. You should carefully consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference prior to investing in the notes. In particular, we urge you to carefully consider the factors set forth under “Risk factors” in this prospectus in addition to the risks described under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC as updated by our subsequent filings with the SEC.

Trustee, registrar and paying agent	U.S. Bank National Association

Risk factors

Investing in the notes involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors incorporated by reference in this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2013 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2014 under the heading “Risk Factors,” as updated by our subsequent filings with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement.

Risks related to the notes

The notes are subject to prior claims of our secured creditors and the creditors of our subsidiaries that do not guarantee the notes, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The indebtedness evidenced by the notes and the guarantee will be senior unsecured obligations and will rank equally in right of payment with all of our and the guarantor’s existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to any secured indebtedness that we and the guarantor may have or incur in the future to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries, other than the guarantor, and the guarantor’s subsidiaries. The indenture governing the notes permits us and our subsidiaries and the guarantor and its subsidiaries to incur secured debt under specified circumstances. If we or the guarantor incur any secured debt, our assets or the guarantor’s assets, as the case may be, and the assets of our and the guarantor’s subsidiaries, as the case may be, will be subject to prior claims by our and the guarantor’s secured creditors. In the event of our or the guarantor’s bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our or the guarantor’s remaining assets ratably with all of our and the guarantor’s unsecured and unsubordinated creditors, including our and the guarantor’s trade creditors.

If we or the guarantor incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our or the guarantor’s insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

As of September 30, 2014, we and our consolidated subsidiaries together had outstanding indebtedness of approximately $19.6 billion that will rank equally with the notes, we had no material secured indebtedness outstanding (excluding secured indebtedness of our subsidiaries), our subsidiaries other than the guarantor had approximately $20.3 billion of outstanding indebtedness and other liabilities and the guarantor had outstanding indebtedness of approximately $4.6 billion that will rank equally with its guarantee of the notes and no secured indebtedness outstanding.

The indenture does not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we and our subsidiaries may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

The guarantee of the notes by the guarantor could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on the guarantor to satisfy claims.

The notes will be fully and unconditionally guaranteed by the guarantor. However, under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee of the notes can be voided, or claims under the guarantee may be subordinated to all other debts of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by the guarantee of the notes or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A court would likely find that the guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The guarantor’s guarantee of the notes may also be voided without regard to the above factors if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. If a court were to void the guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, the guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

The guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantee from being voided under fraudulent transfer law.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, subject to exceptions, including covenants that restrict our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	use assets as security in other transactions;

•	sell assets;

•	merge with or into other companies; and

•	enter into sale and leaseback transactions.

In addition, our credit facility requires that we meet certain financial tests, including a leverage ratio test and an interest coverage ratio test. During periods in which copper, gold, molybdenum, crude oil or natural gas prices or production volumes, or other conditions, reflect the adverse impact of cyclical market trends or other factors, we may not be able to comply with the applicable financial covenants.

Any failure to comply with the restrictions of our credit facility or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or, if accelerated, upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our credit facility, or if a default otherwise occurs, the lenders under our credit facility could elect to terminate their commitments thereunder, cease making further loans and declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. Any such actions could force us into bankruptcy or liquidation, and we may not be able to repay our obligations under the notes in such an event.

Changes in our credit ratings may adversely affect the value of the notes.

We cannot provide assurance as to the credit ratings that may be assigned to the notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the notes and increase our corporate borrowing costs.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Our holding company structure may impact your ability to receive payment on the notes.

We are a holding company with no material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries, other than the guarantor, do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including each series of the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Although the notes are unsubordinated obligations, they will be structurally subordinated to all liabilities of our subsidiaries, other than the guarantor, to the extent of their assets. Our rights to participate in any distribution of such subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creators, including any trade creditors and preferred shareholders.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes in cash at the redemption price described in this prospectus supplement. However, we may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered notes would constitute an event of default under the indenture governing the notes, which could, in turn, cause an acceleration of our other indebtedness. See “Description of the notes—Change of control triggering event.”

There are no public markets for the notes, and markets for the notes may not develop.

The underwriters have advised us that they currently intend to make a market in the notes of each series. However, the underwriters are not obligated to do so and any underwriter may discontinue its market-making activities at any time without notice. We do not intend to apply for a listing of the notes of any series on any securities exchange or automated interdealer quotation system.

The notes of each series will be a new class of securities for which there is no established public trading market, and no assurance can be given as to:

•	the liquidity of any such market that may develop;

•	the ability of holders of the notes to sell their notes; or

•	the prices at which the holders of the notes would be able to sell their notes.

If such markets were to exist, the notes could trade at prices that may be higher or lower than their principal amounts or purchase prices, depending on many factors, including:

•	prevailing interest rates and the markets for similar securities;

•	the interest of securities dealers in making a market;

•	the market price of our common stock;

•	general economic conditions; and

•	our financial condition, historic financial performance and future prospects.

Use of proceeds

We estimate that the net proceeds from the offering will be approximately $2.967 billion, after deducting the underwriting discount and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering to repay certain of our existing indebtedness.

Capitalization

The following table sets forth our unaudited capitalization as of September 30, 2014 on an as reported basis, and as adjusted to give effect to:

•	the issuance and sale of the notes; and

•	the receipt of the net proceeds from this offering (after deducting our estimated offering expenses) as set forth under “Use of proceeds” in this prospectus supplement, but not the application thereof.

This table should be read in conjunction with “Use of proceeds,” “Selected consolidated historical financial data” and our financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2014
(Dollars in millions)	Actual		As Adjusted
Cash and cash equivalents	$658		$3,625	(a)

Debt:
Revolving credit facility	1,070		1,070
Lines of credit	250		250
Bank term loan	3,800		3,800
Senior notes and debentures
Issued by FCX:
2.30% Senior Notes due 2017 offered hereby	—		749
4.00% Senior Notes due 2021 offered hereby	—		598
4.55% Senior Notes due 2024 offered hereby	—		849
5.40% Senior Notes due 2034 offered hereby	—		796
1.40% Senior Notes due 2015	500		500
2.15% Senior Notes due 2017	500		500
2.375% Senior Notes due 2018	1,500		1,500
3.100% Senior Notes due 2020	999		999
3.55% Senior Notes due 2022	1,996		1,996
3.875% Senior Notes due 2023	1,999		1,999
5.450% Senior Notes due 2043	1,991		1,991
Issued by FM O&G:
6.125% Senior Notes due 2019	526		526
8.625% Senior Notes due 2019	442	(b)	442	(b)
7.625% Senior Notes due 2020	332		332
6 1/2% Senior Notes due 2020	1,062		1,062
6.625% Senior Notes due 2021	425		425
6.75% Senior Notes due 2022	717		717
6 7/8% Senior Notes due 2023	1,088		1,088
Issued by Freeport Minerals Corporation:
7 1/8% Debentures due 2027	115		115
9 1/2% Senior Notes due 2031	129		129
6 1/8% Senior Notes due 2034	116		116
Other (including equipment capital leases and short-term borrowings)	180		180

Total debt	$19,737		$22,729
Total stockholders’ equity	21,591		21,591

Total capitalization	$41,328		$44,320

a.	As adjusted cash and cash equivalents reflects the receipt of the net proceeds from this offering (after deducting our estimated offering expenses) but not the intended repayment of certain of our indebtedness as set forth under “Use of proceeds.”
b.	FCX redeemed the 8.625% Senior Notes due 2019 on October 15, 2014.

Selected consolidated historical financial data

The following table sets forth our selected historical consolidated financial data. The selected consolidated financial data as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements and related notes. The selected consolidated financial data as of and for the nine months ended September 30, 2014 and 2013 have been derived from our unaudited condensed consolidated financial statements and related notes. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Our unaudited interim financial statements reflect all adjustments that our management considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with United States GAAP.

Historical results are not necessarily indicative of results that may be expected for any future period. This selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where you can find more information” in this prospectus supplement.

	Nine months ended September 30,				Years ended December 31,
	2014		2013[a]		2013[a]		2012		2011		2010		2009
	(In millions, except per share amounts)
CONSOLIDATED FINANCIAL DATA
Revenues	$16,203	[b]	$15,036	[b]	$20,921	[b]	$18,010		$20,880		$18,982		$15,040
Operating income	3,396	[c,d]	3,701	[e]	5,351	[d,e,f]	5,814	[d,e,f]	9,140	[f]	9,068		6,503
Net income	1,990		2,482		3,441		3,980		5,747		5,544		3,534
Net income attributable to FCX common stockholders	1,544	[b,c,d,g,h]	1,951	[b,e,g,i,j]	2,658	[b,d,e,f,g,i,j]	3,041	[d,e,f,g,k]	4,560	[f,g,k]	4,273	[g]	2,527	[g]
Basic net income per share attributable to FCX common stockholders	$1.48		$1.97		$2.65		$3.20		$4.81		$4.67		$3.05
Basic weighted-average common shares outstanding	1,039		989		1,002		949		947		915		829
Diluted net income per share attributable to FCX common stockholders	$1.47	[b,c,d,g,h]	$1.96	[b,e,g,i,j]	$2.64	[b,d,e,f,g,i,j]	$3.19	[d,e,f,g,k]	$4.78	[f,g,k]	$4.57	[g]	$2.93	[g]
Diluted weighted-average common shares outstanding	1,045		993		1,006		954		955		949		938
Dividends declared per share of FCX common stock	$0.9375		$1.9375		$2.25		$1.25		$1.50		$1.125		$0.075

	At September 30,				At December 31,
	2014		2013		2013		2012		2011		2010		2009
	(In millions)
CONSOLIDATED FINANCIAL DATA
Cash and cash equivalents	$658		$2,219		$1,985		$3,705		$4,822		$3,738		$2,656
Property, plant, equipment and mining development costs, net	26,304		23,282		24,042		20,999		18,449		16,785		16,195
Oil and gas properties, net	22,337		23,365		23,359		—		—		—		—
Goodwill	1,717		1,932		1,916		—		—		—		—
Total assets	63,976		62,598		63,473		35,440		32,070		29,386		25,996
Total debt, including current portion	19,737		21,123		20,706		3,527		3,537		4,755		6,346
Total FCX stockholders’ equity	21,591		20,405		20,934		17,543		15,642		12,504		9,119

a.	Includes the results of FCX Oil & Gas Inc. beginning June 1, 2013.
b.	Includes noncash mark-to-market (gains) losses associated with crude oil and natural gas derivative contracts totaling $(130) million ($(80) million to net income attributable to common stockholders or $(0.08) per share) for the nine months ended September 30, 2014, $194 million ($120 million to net income attributable to common stockholders or $0.12 per share) for the four-month period from June 1, 2013 to September 30, 2013, and $312 million ($194 million to net income attributable to common stockholders or $0.19 per share) for the seven-month period from June 1, 2013 to December 31, 2013.

c.	The nine months ended September 30, 2014, includes a charge of $308 million ($192 million to net income attributable to common stockholders or $0.18 per share) to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules.
d.	The nine months ended September 30, 2014, includes a gain of $46 million ($31 million to net income attributable to common stockholders or $0.03 per share) primarily from the sale of a metals injection molding plant. The year ended December 31, 2013 includes charges of (i) $76 million ($49 million to net income attributable to common stockholders or $0.05 per share) associated with updated mine plans at Morenci that resulted in a loss of recoverable copper in leach stockpiles and (ii) $37 million ($23 million to net income attributable to common stockholders of $0.02 per share) for restructuring an executive employment arrangement. The year ended December 31, 2012 includes a gain of $59 million ($31 million to net income attributable to common stockholders or $0.03 per share) for the settlement of the insurance claim for business interruption and property damage relating to the 2011 incidents affecting PT-FI’s concentrate pipelines.
e.	Includes transaction and related costs principally associated with our oil and gas acquisitions totaling $76 million ($47 million to net income attributable to common stockholders or $0.05 per share) for the nine months ended September 30, 2013, $80 million ($50 million to net income attributable to common stockholders or $0.05 per share) for the year ended December 31, 2013 and $9 million ($7 million to net income attributable to common stockholders or $0.01 per share) for the year ended December 31, 2012.
f.	Includes charges associated with labor agreements totaling $36 million ($13 million to net income attributable to common stockholders or $0.01 per share) at Cerro Verde for the year ended December 31, 2013, $16 million ($8 million to net income attributable to common stockholders or $0.01 per share) at Candelaria for the year ended December 31, 2012 and $116 million ($50 million to net income attributable to common stockholders or $0.05 per share) at PT-FI, Cerro Verde and El Abra for the year ended December 31, 2011.
g.	Includes net (gains) losses on early extinguishment and conversion of debt totaling $(21) million ($(0.02) per share) for the nine months ended September 30, 2014, $36 million ($0.04 per share) for the nine months ended September 30, 2013, $28 million ($0.03 per share) for the year ended December 31, 2013, $149 million ($0.16 per share) for the year ended December 31, 2012, $60 million ($0.06 per share) for the year ended December 31, 2011, $71 million ($0.07 per share) for the year ended December 31, 2010 and $43 million ($0.04 per share) for the year 2009.
h.	The nine months ended September 30, 2014, includes tax charges of (i) $47 million, net of noncontrolling interests ($0.04 per share) related to changes in Chilean tax rules, and (ii) $62 million ($0.06 per share) associated with deferred taxes recorded in connection with the allocation of goodwill to the sale of the Eagle Ford shale assets.
i.	Includes a gain of $128 million ($0.13 per share) for both the nine months ended September 30, 2013 and the year ended December 31, 2013 related to our preferred stock investments in and the subsequent acquisition of McMoRan Exploration Co.
j.	Includes a net tax credit associated with net reductions in our deferred tax liabilities and deferred tax asset valuation allowances of $183 million ($0.18 per share) for the nine months ended September 30, 2013, and $199 million ($0.20 per share) for the year ended December 31, 2013.
k.	The year ended December 31, 2012 includes a net tax credit of $98 million, net of noncontrolling interests ($0.11 per share) associated with adjustments to Cerro Verde’s deferred income taxes. The year ended December 31, 2011 includes a tax charge of $49 million, net of noncontrolling interests ($0.05 per share) for additional taxes associated with Cerro Verde’s election to pay a special mining burden during the remaining term of its 1998 stability agreement.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended September 30, 2014	Years ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	4.9x	7.4x	19.8x	20.7x	16.3x	9.3x

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, equity in affiliated companies’ net earnings and cumulative effect of accounting changes. Noncontrolling interests were not deducted from earnings as all such subsidiaries had fixed charges. Fixed charges from continuing operations consist of interest (including capitalized interest) of all indebtedness; amortization of debt discounts, premiums and expenses; and that portion of rental expense that FCX believes to be representative of interest.

Description of the notes

The notes will constitute debt securities to be issued under the indenture dated as of February 13, 2012 (the “base indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by the fourth supplemental indenture dated as of May 31, 2013 and by the fifth, sixth, seventh and eighth supplemental indenture each to be dated as of November 14, 2014, among us, FM O&G, as guarantor, and the trustee (the supplemental indentures together with the base indenture, the “indenture”). The following description is only a summary of the material provisions of the notes and the indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939 (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA. Unless the context requires otherwise, all references to the “Company,” “FCX,” “we,” “us” and “our” in this section refer solely to Freeport-McMoRan Inc. and not to its subsidiaries; and all references to “FM O&G” or the “guarantor” refer solely to Freeport-McMoRan Oil & Gas LLC and not its subsidiaries.

General

The 2017 senior notes will be issued in an initial aggregate principal amount of $750,000,000 and will mature on November 14, 2017 (the “2017 senior notes”). The 2021 senior notes will be issued in an initial aggregate principal amount of $600,000,000 and will mature on November 14, 2021 (the “2021 senior notes”). The 2024 senior notes will be issued in an initial aggregate principal amount of $850,000,000 and will mature on November 14, 2024 (the “2024 senior notes”). The 2034 senior notes will be issued in an initial aggregate principal amount of $800,000,000 and will mature on November 14, 2034 (the “2034 senior notes”). The 2017 senior notes, the 2021 senior notes, the 2024 senior notes and the 2034 senior notes are collectively referred to herein as the “notes.” The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund.

Interest will accrue on each series of notes at the applicable rate per annum shown on the cover of this prospectus supplement from November 14, 2014, or from the most recent date on which interest has been paid or provided for, payable semi-annually on May 14 and November 14 of each year, beginning on May 14, 2015, to the persons in whose names the notes are registered in the security register at the close of business on the May 1 or November 1 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of any series of notes, create and issue additional notes ranking equally and ratably with any series of notes being issued in this offering in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and, in some cases, the first payment of interest following the issue date of such additional notes). Any such additional notes shall be consolidated and form a single series with the applicable series of notes being issued in this offering, including for purposes of voting and redemptions, provided that if the additional notes are not fungible with the notes of such series initially issued for U.S. federal income tax purposes, such additional notes shall have a separate CUSIP number.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture does not and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The indebtedness evidenced by the notes and the guarantee will be senior to our and the guarantor’s unsecured obligations and will rank senior in right of payment to any of our and the guarantor’s further subordinated indebtedness and equally in right of payment with all of our and the guarantor’s existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to any secured indebtedness that we and the guarantor may have or incur in the future to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries, other than the guarantor, and the guarantor’s subsidiaries.

As of September 30, 2014, we and our consolidated subsidiaries together had outstanding indebtedness of approximately $19.6 billion that will rank equally with the notes, we had no material indebtedness outstanding (excluding secured indebtedness of our subsidiaries), our subsidiaries other than the guarantor had approximately $20.3 billion of outstanding indebtedness and other liabilities and the guarantor had outstanding indebtedness of approximately $4.6 billion that will rank equally with its guarantee of the notes and no secured indebtedness outstanding.

Guarantee

The guarantor will fully and unconditionally guarantee our obligations under the notes and the indenture. The guarantor’s guarantee of the notes:

•	will be a general unsecured obligation of the guarantor;

•	will be pari passu in right of payment with all existing and future senior indebtedness of the guarantor, but will be effectively subordinated to all of the guarantor’s future secured indebtedness to the extent of the value of the collateral that secures such indebtedness; and

•	will be senior in right of payment to all existing and future subordinated indebtedness of the guarantor.

The guarantor will be our only subsidiary that will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of September 30, 2014, our non-guarantor subsidiaries held approximately 40% of our consolidated liabilities and approximately 85% of our consolidated assets. For the twelve months ended September 30, 2014, our non-guarantor subsidiaries generated an aggregate of approximately 90% of the Company’s consolidated revenues and substantially all of our operating income.

The obligations of the guarantor under its guarantee of the notes will be limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law; however, the effect of such provision may be limited by applicable law. See “Risk factors—The guarantee of the notes by the guarantor could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on the guarantor to satisfy claims.”

The indenture provides for the release of the guarantor’s guarantee in certain circumstances, including:

•	if all or substantially all of the equity interests or assets of the guarantor are sold, transferred or otherwise disposed of, other than to us, one of our subsidiaries or one of our affiliates;

•

if the guarantor no longer (1) has any obligations in respect of any FM O&G Debt or any refinancing or replacement thereof and (2) guarantees any obligations of the Company in respect of (and is no longer a co-borrower under) any of our revolving credit facility, our term loan or Other Senior Debt (as defined below) or, in each case, any refinancing or replacement thereof, and is released or discharged from each guarantee granted by the guarantor with respect to all of such indebtedness other than obligations arising under the indenture and any notes issued under the indenture, except discharges or releases by, or as a result of payment under, such guarantees; and

•	under the circumstances described under “Description of the notes—Additional Guarantors.”

“Other Senior Debt” means any other unsecured, unsubordinated capital market indebtedness of the Company ranking on a pari passu basis with the obligations of the Company under the indenture that is issued in a registered public offering or a private placement transaction (including pursuant to Rule 144A under the Securities Act).

“FM O&G Debt” means Indebtedness (as defined in our term loan) under (a) the 6.125% Senior Notes due 2019, (b) the 7.625% Senior Notes due 2020, (c) the 6.50% Senior Notes due 2020, (d) the 6.625% Senior Notes due 2021, (e) the 6.75% Senior Notes due 2022 and (f) the 6.875% Senior Notes due 2023, in each case issued by FM O&G pursuant to the indenture dated as of March 13, 2007 as amended or supplemented, among Plains Exploration & Production Company (“PXP”), as issuer, FM O&G, as successor issuer, FCX Oil & Gas Inc., as co-issuer, FCX, as parent guarantor, and Wells Fargo Bank, N.A. as trustee.

Optional redemption

We may, at our option, at any time and from time to time, redeem, in whole or in part, prior to the maturity date for the 2017 senior notes and the 2021 senior notes, the date that is three months prior to the maturity date for the 2024 senior notes and the date that is six months prior to the maturity date for the 2034 senior notes, the notes of the applicable series on not less than 30 nor more than 60 days’ prior notice mailed to the holders of such notes, with a copy provided to the trustee. The notes of any or all series will be redeemable at a redemption price, to be calculated by us, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points with respect to the 2017 senior notes, 30 basis points with respect to the 2021 senior notes, 35 basis points with respect to the 2024 senior notes and 37.5 basis points with respect to the 2034 senior notes, plus, in each case, accrued and unpaid interest on the notes to be redeemed to the date of redemption.

If the 2024 senior notes are redeemed on or after the date that is three months prior to their maturity date, the 2024 senior notes will be redeemed at a redemption price equal to 100% of the principal amount of the 2024 senior notes to be redeemed plus accrued and unpaid interest to the date of redemption.

If the 2034 senior notes are redeemed on or after the date that is six months prior to their maturity date, the 2034 senior notes will be redeemed at a redemption price equal to 100% of the principal amount of the 2034 senior notes to be redeemed plus accrued and unpaid interest to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, their respective successors and up to two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after any redemption date, interest will cease to accrue on the notes of a series called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on such notes to be redeemed on such date. If we are redeeming less than all the notes of that series, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes of any series, unless we have exercised our right to redeem the notes of the applicable series as described under “—Optional redemption” by giving irrevocable notice to the trustee in accordance with the indenture, each holder of notes of the applicable series will have the right to require us to purchase all or a portion of such holder’s applicable series of notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the applicable series of notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless we have exercised our right to redeem the notes of the applicable series, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the applicable series of notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of the applicable series of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the applicable series of notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes of the applicable series properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes of the applicable series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

1.	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of FCX and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to FCX or one of its subsidiaries;

2.	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of FCX or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock or of the Voting Stock of any of FCX’s direct or indirect parent companies;

3.	we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

4.	the first day on which a majority of the members of our board of directors or the board of directors of any of FCX’s direct or indirect parent companies are not Continuing Directors; or

5.	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because we become a direct or indirect wholly owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to any series of notes, (i) the rating of such notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control

(which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the applicable board of directors who: (1) was a member of such board of directors on the date of issuance of the notes or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the notes, the following definition is applicable:

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of FCX and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of FCX and its subsidiaries taken as a whole to another Person or group may be uncertain.

Certain covenants

Restriction on liens

We will not, nor will we permit any Domestic Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property or on any shares of stock or indebtedness of any Domestic Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the notes (together with, if we shall so determine, any other indebtedness of or guaranteed by us or such Domestic Subsidiary ranking equally with the notes then existing or thereafter created) shall be secured equally and ratably with such Debt for so long as such Debt is so secured, except that the foregoing restrictions shall not apply to:

(i) Liens on property, shares of stock or indebtedness of or guaranteed by any Person existing at the time such Person becomes a Domestic Subsidiary;

(ii) Liens on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase or construction price of property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase or construction price of property or the cost of improvements on property, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of commercial operation of the property;

(iii) Liens in favor of us or any Subsidiary;

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Domestic Subsidiary or at the time of a purchase, lease or other acquisition of the property of a Person as an entirety or substantially as an entirety by us or a Domestic Subsidiary;

(v) Liens on our property or that of a Domestic Subsidiary in favor of the United States of America or any State thereof, or any political subdivision thereof, or any department, agency or instrumentality of the foregoing, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control revenue bond, industrial revenue bond or similar financing);

(vi) Liens imposed by law, for example mechanics’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business;

(vii) pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;

(viii) Liens in connection with legal proceedings;

(ix) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, of which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(x) Liens consisting of restrictions on the use of real property that do not interfere materially with the property’s use;

(xi) Liens existing on the date of the indenture;

(xii) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements;

(xiii) Liens securing all or part of the cost of exploring, producing, gathering, transporting, processing, marketing, drilling or developing any of our or our Domestic Subsidiaries’ properties, in each case incurred in the ordinary course of a Related Business, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such properties or improvements used in connection with such properties, in each case incurred in the ordinary course of a Related Business, or securing indebtedness incurred to provide funds therefor;

(xiv) Liens reserved in oil, gas or other mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(xv) Liens pursuant to partnership agreements, oil, gas and other mineral leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, forward sale agreements, oil and gas delivery obligations, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing gas and gas condensate production of the extraction of products therefrom, in each case entered into in the ordinary course of business in a Related Business; and

(xvi) any refinancing, extension, renewal or replacement (or successive refinancings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses that does not increase the Debt secured by such Lien.

Notwithstanding the above, we may and any one or more of our Domestic Subsidiaries may, without securing the notes, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) plus Attributable Debt relating to sale and leaseback transactions restricted by the provisions of the “Restrictions on sale and leaseback transactions” covenant below does not exceed 15% of our Consolidated Net Tangible Assets.

For the avoidance of doubt, (i) the sale or other transfer of any oil, gas or other minerals in place for a period of time until the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such oil, gas or other minerals, (ii) the sale or other transfer of any oil, gas or other minerals in an amount such that the purchaser will realize therefrom a specified amount of money (however determined); (iii) the sale or other transfer of any other interest in property of a character commonly referred to as a “production payment”; (iv) any acquisition of any property or assets by us or our Domestic Subsidiaries that is subject to any reservation that creates or reserves for the seller an interest in any oil, gas, metals or other minerals in place or the proceeds from their sale; (v) any conveyance or assignment in which we or our Domestic Subsidiaries convey or assign an interest in any oil, gas, metals or other minerals in place or the proceeds from their sale; or (vi) any lien upon any of our or our Domestic Subsidiaries’ wholly or partially owned or leased property or assets, to secure the payment of our or our Domestic Subsidiaries’ proportionate part of the development or operating expenses in realizing the oil, gas, metal or other mineral resources of such property, shall not constitute the incurrence of Debt secured by a Lien.

Restrictions on sale and leaseback transactions

Sale and leaseback transactions by us or any Domestic Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

(i) we or such Domestic Subsidiary would be entitled under the indenture to issue, assume or guarantee Debt secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions described above under “Restrictions on liens” or

(ii) within 180 days, an amount in cash not less than the amount of the net proceeds from the sale of the Principal Property leased pursuant to the arrangement is applied to (x) the purchase of other property or assets or (y) the retirement of Funded Debt (Debt that matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt) ranking pari passu with the notes.

The restrictions described above do not apply to the following:

(i) a sale and leaseback transaction between us and a Domestic Subsidiary or between Domestic Subsidiaries, or that involves the taking back of a lease for a period of less than three years, or

(ii) if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the aggregate amount of Attributable Debt relating to sale and leaseback transactions by us or any Domestic Subsidiary (other than transactions permitted by the previous bullet points) plus all outstanding secured Debt restricted by the provisions of the “Restriction on liens” covenant above, does not exceed 15% of our Consolidated Net Tangible Assets.

Certain Definitions Relating to Our Restrictive Covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of FCX but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of FCX and computed in accordance with U.S. generally accepted accounting principles.

“Debt” means indebtedness for money borrowed that in accordance with applicable generally accepted accounting principles would be reflected on the balance sheet of the obligor as a liability as of the date on which Debt is to be determined.

“Domestic Subsidiary” means a Subsidiary that owns or leases any Principal Property except a Subsidiary (a) that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States or (b) that is engaged primarily in financing the operation of us or our Subsidiaries, or both, outside the United States.

“Lien” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means a single oil, gas, metal or other mineral property (other than inventory or receivables), building, structure, concentrator, smelter, refinery, facility or plant, together with the land upon which it stands and the fixtures that are a part of it, owned or leased by FCX or any Domestic Subsidiary which has a net book value in excess of 2.5% of Consolidated Net Tangible Assets other than any oil, gas, metal or other mineral property, building, structure, concentrator, smelter, refinery, facility or plant which, in the opinion of FCX’s Board of Directors, is not of material importance to the business conducted by FCX and its Subsidiaries as an entirety.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of FCX as of the issue date of the notes.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with U.S. generally accepted accounting principles and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the Subsidiaries or by us and one or more of the Subsidiaries.

Consolidation, merger or sale

The indenture does not restrict the ability of FCX to merge or consolidate with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to any Person as long as certain conditions are met. We may only merge or consolidate with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, any Person, if (1) we are the surviving Person or the successor Person (if other than us) is organized and validly existing under the laws of any U.S. domestic jurisdiction, (2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and (3) certain other conditions are met. Any such successor, acquiror or lessor of such assets must expressly assume all of our obligations under the indenture and the notes and will succeed to every right and power of FCX under the indenture. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the indenture and the notes.

Additional guarantors

If any subsidiary of the guarantor that has not already guaranteed the notes guarantees or becomes a borrower or guarantor under any obligations pursuant to (1) any FM O&G Debt or any refinancing or replacement thereof or (2) any of our revolving credit facility, any other bank credit facility of FCX, our term loan or any Other Senior Debt or, in each case, any refinancing or replacement thereof, then such subsidiary will guarantee the notes by promptly executing a supplemental indenture and delivering it to the trustee. Any such subsidiaries, together with the guarantor, are herein collectively referred to as “note guarantors.” Notwithstanding the foregoing, any guarantee by a note guarantor that was issued pursuant to this paragraph solely as a result of such note guarantor’s guarantee or incurrence of any such indebtedness shall be automatically and unconditionally released:

•	upon the release or discharge of the guarantee that resulted in the creation of such note guarantor’s guarantee of the notes (or upon such note guarantor ceasing to be a borrower), except a discharge or release by, or as a result of payment under, such guarantee; or

•	if all or substantially all of the equity interests or assets of the note guarantor are sold, transferred or otherwise disposed of, other than to us, one of our subsidiaries or one of our affiliates.

Events of default

The following are events of default under the indenture with respect to any series of notes:

•	we fail to pay interest when due and such failure continues for 30 days;

•	we fail to pay the principal or any premium when due;

•	we fail to observe or perform any other covenant or agreement contained in the notes or the indenture, other than a covenant or agreement specifically relating to, and solely for the benefit of, another series of debt securities, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all of the affected series;

•	a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the guarantee is found to be invalid or a note guarantor denies its liability under its guarantee (other than by reason of release of the note guarantor in accordance with the terms of the indenture); and

•	certain events of bankruptcy, insolvency or reorganization occur of FCX or any note guarantor, whether voluntary or not.

If, with regard to any series of notes, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal of all notes of that series immediately due and payable.

If an event of default other than a failure to pay principal, any premium or interest or resulting from certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (all such series voting together as a single class) may declare the principal of all debt securities of such affected series immediately due and payable.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture.

The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding debt securities of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the holders of the debt securities have offered the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur, and then only to the extent required by the terms of the indenture. The holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that:

•	such direction is not in conflict with any law or the applicable indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the applicable indenture; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability.

A holder of notes of a particular series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to such series of debt securities, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding notes of the particular series have made written request to the trustee to institute proceedings as trustee;

•	in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected by such event of default (voting together as a single class) have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered indemnity satisfactory to the trustee to cover the cost of the proceedings; and

•	the trustee does not institute a proceeding as requested, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest, in each case, within 60 days of receiving the written notice of an event of default and offer of indemnity.

Notwithstanding any other provision of the indenture, the holder of any note will have an absolute and unconditional right to receive payment of the principal of and interest, if any, on that note on or after the due dates expressed in that note and to institute suit for the enforcement of payment.

FCX will be required to furnish to the trustee annually a statement by an officer as to whether or not FCX, to his or her knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification of indenture

Without the consent of any holders of any notes, FCX and the trustee may amend or supplement the indenture or the notes:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series;

•	to add or release a note guarantor as required or permitted by the indenture; and

•	to effect certain other limited purposes described in the indenture.

The indenture or the notes may be amended or supplemented by FCX and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of all affected series then outstanding under the indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of debt securities of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	releasing any note guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture; or

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment or supplement.

Defeasance and covenant defeasance

Subject to certain conditions, we may elect either:

•	defeasance for a series of notes, whereby we are discharged from any and all obligations with respect to the notes of that series, except as otherwise provided in the indenture; or

•	covenant defeasance for a series of notes, whereby we are released from our obligations with respect to certain covenants that apply to that series.

We may do so by depositing with the trustee money and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the applicable series of notes on their scheduled due dates. This type of a trust may only be established if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel, each meeting the requirements set forth in the indenture.

Notices

Notices to holders of notes will be given by mail to the addresses of those holders as they appear in the security register.

Trustee

U.S. Bank National Association is the trustee under the indenture. Initially, the trustee will also act as the paying agent and registrar for the notes. In the ordinary course of their businesses, affiliates of the trustee have engaged in commercial banking transactions with us, and may in the future engage in commercial banking and other transactions with us.

Rights and duties of the trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indenture. If an event of default has occurred and is continuing with respect to any series of notes, the trustee, in exercising its rights and powers with respect to such notes under the indenture, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indenture at the request of any holder of notes unless it is offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless the holders of the notes have provided assurance of reimbursement and indemnification satisfactory to the trustee. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the relevant indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indenture, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal.

Payment and paying agents

We will pay interest on any note to the person in whose name the note is registered on the regular record date for the applicable interest payment date.

We will pay principal, any premium and interest on the notes of a particular series at the office of one or more paying agents that we designate for that series. We have initially designated the corporate trust office of the trustee in Houston, Texas as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the notes.

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any note which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us. After that, all liability of the trustee and such paying agent(s) with respect to such money shall cease, and the holder of the note may then look only to us for payment of those amounts.

Governing law

The indenture is and the notes will be governed by and interpreted in accordance with the laws of the State of New York.

Book-entry notes

The notes of each series will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Each beneficial interest in a global note is referred to as a book-entry note. Each global note representing book-entry notes of any series will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of The Depository Trust Company, as depositary, located in the Borough of Manhattan, The City of New York (the “Depositary”).

The book-entry notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the book-entry notes through either the Depositary (in the U.S.) or Clearstream Banking, société anonyme (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which, in turn, will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream Luxembourg and The Bank of New York will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). The book-entry notes will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator is a Belgian bank. As such, it is regulated and examined by the Belgian Banking and Finance Commission. The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear system. The Euroclear Operator has capital of approximately EUR 1 billion. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis, without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

So long as the Depositary, or its nominee, is the registered owner or holder of a global note, the Depositary or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest, except in accordance with the Depositary’s applicable procedures, in addition to those provided for under the indenture.

We have been advised by the Depositary that upon the issuance of global notes representing book-entry notes, and the deposit of those global notes with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the book-entry notes represented by those global notes to the accounts of participants. The accounts to be credited shall be designated by the underwriters.

Payments of principal of and any premium and interest on book-entry notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of those notes. Those payments to the Depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of the paying agent, in Houston, Texas, provided that, in the case of payments of principal and any premium, the global notes are presented to the paying agent in time for the paying agent to make those payments in immediately available funds in accordance with its normal procedures. None of FCX, the underwriters, the trustee, the paying agent or any agent of FCX, the underwriters, the trustee or the paying agent will have any responsibility or liability for any aspect of the Depositary’s records or any participant’s records relating to or payments made on account of book-entry notes or for maintaining, supervising or reviewing any of the Depositary’s records or any participant’s records relating to book-entry notes.

The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or any premium or interest in respect of a global note, will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes, as shown on the records of the Depositary or its nominee.

The Company also expects that payments by participants to owners of beneficial interests in book-entry notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

The Company expects that the Depositary will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account or accounts the depositary interests in a global note are credited and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. However, if there is an event of default under the notes of any series, the Depositary will exchange the global note of such series for definitive notes of such series in registered form, which it will distribute to its participants.

The Company understands that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among participants through electronic book-entry changes in accounts of its participants and certain other organizations, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (or their representatives) own interests in the Depositary. Indirect access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although the Depositary is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of the Depositary, it is under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time. Neither FCX, the underwriters, the paying agent nor the trustee will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

The global notes representing book-entry notes may not be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or the nominee to a successor of the Depositary or a nominee of the successor.

The global notes representing book-entry notes are exchangeable for definitive notes in registered form, of like tenor and of an equal aggregate principal amount, only if:

•	The Depositary notifies FCX that it is unwilling or unable to continue as a depositary for the global note, or if at any time the Depositary ceases to be a Clearing Agency registered under the Exchange Act, and a successor depositary is not appointed by FCX within 90 days;

•	The Company in its sole discretion determines that the book-entry notes will be exchangeable for definitive notes in registered form; or

•	Any event has happened and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to the notes.

Any global note representing book-entry notes that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof. Upon the exchange of a global note for definitive notes, that global note will be canceled by the trustee and the definitive notes will be registered in the names and in the authorized denominations as the Depositary, pursuant to instructions from its participants, any indirect participants or otherwise, instructs the trustee. The trustee will deliver those notes to the persons in whose names those notes are registered and will recognize those persons as the holders of those notes.

Except as provided above, owners of book-entry notes will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of those notes for any purpose under the indenture, and no global note representing book-entry notes will be exchangeable, except for another global note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a book-entry note must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under that global note or the indenture. The indenture provides that the Depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take under the indenture. The Company understands that under existing industry practices, if FCX requests any action of holders or an owner of a book-entry note desires to give or take any action a holder is entitled to give or take under the indenture, the Depositary would authorize the participants owning the relevant book-entry notes to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary’s rules and will be settled in same-day funds. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will be effected in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through participants in the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg Participants or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of book-entry notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream Luxembourg Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Depositary participant will be received on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Material United States federal tax considerations

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•	purchased in this offering at their “issue price,” which is the first price at which a substantial amount of the notes is sold to the public; and

•	held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances, including alternative minimum tax consequences and tax consequences applicable to holders subject to special rules, such as:

•	tax-exempt organizations;

•	regulated investment companies;

•	financial institutions;

•	dealers or traders in securities;

•	persons holding the notes as part of a “straddle” or integrated transaction;

•	U.S. Holders (as defined herein) whose functional currency is not the U.S. dollar; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding the notes are urged to consult their own tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and Treasury Regulations, in each case as in effect on the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.

This discussion does not address any aspect of state, local or non-U.S. taxation, any taxes other than income taxes, or the application of the Medicare contribution tax. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Potential contingent payment debt treatment

Our obligation to pay additional amounts on the notes in excess of the accrued interest and principal, for instance, in connection with a Change of Control Triggering Event, may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes are not contingent payment debt instruments. However, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service (the “IRS”). A successful challenge of this position by the IRS could affect the timing and character of a holder’s income. In particular, any gain from the sale or other disposition of a note would be treated as ordinary income, rather than capital gain. Our position regarding the applicability of the regulations relating to “contingent payment debt instruments” is binding on a holder unless the holder discloses in a proper manner to the IRS that it is taking a different position. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. We expect that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess income as original issue discount as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. The remainder of this discussion assumes that the notes are not issued with original issue discount for U.S. federal income tax purposes.

Sale, redemption or other disposition of the notes

Upon the sale, redemption or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on disposition and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will, in general, be the U.S. Holder’s cost therefor. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of interest” above.

Gain or loss realized on the sale, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of disposition the note has been held by a U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes other than with respect to certain exempt recipients. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and to comply with certain certification procedures, or to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note or certain former citizens or residents of the United States. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of holding a note and of the sale, redemption or other disposition of a note.

Payments on the notes

Subject to the discussion below regarding FATCA, payments of principal and interest on the notes to any Non-U.S. Holder will not generally be subject to U.S. federal withholding tax, provided that, in the case of interest:

•	the Non-U.S. Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the Non-U.S. Holder certifies on an IRS Form W-8BEN (or other applicable IRS Form W-8), under penalties of perjury, that it is not a United States person (as defined in the Code) and the withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person.

If interest on a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “—Tax consequences to U.S. Holders” above), except that the Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, redemption or other disposition of the notes

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, redemption or other disposition of such note unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

If gain realized on a sale, redemption or other disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “—Tax consequences to U.S. Holders” above). These Non-U.S. Holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the notes, and the Non-U.S. Holder may be subject to backup withholding on payments of interest on the notes or on the proceeds from a sale or other disposition (including a retirement or redemption) of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

The Foreign Account Tax Compliance Act (“FATCA”)

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on (beginning July 1, 2014), and payments of sales or redemption proceeds from dispositions of (beginning in 2017), U.S. debt instruments to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed with respect to a Non-U.S. Holder that is not a foreign financial institution, the Non-U.S. Holder generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. Non-U.S. Holders should consult their tax advisors regarding the implications of FATCA for an investment in the notes.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below.

Name	Principal amount of 2017 senior notes	Principal amount of 2021 senior notes	Principal amount of 2024 senior notes	Principal amount of 2034 senior notes
Citigroup Global Markets Inc.	$112,500,000	$90,000,000	$127,500,000	$120,000,000
J.P. Morgan Securities LLC	112,500,000	90,000,000	127,500,000	120,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	112,500,000	90,000,000	127,500,000	120,000,000
BNP Paribas Securities Corp.	37,500,000	30,000,000	42,500,000	40,000,000
HSBC Securities (USA) Inc.	37,500,000	30,000,000	42,500,000	40,000,000
Mitsubishi UFJ Securities (USA), Inc.	37,500,000	30,000,000	42,500,000	40,000,000
Mizuho Securities USA Inc.	37,500,000	30,000,000	42,500,000	40,000,000
Scotia Capital (USA) Inc.	37,500,000	30,000,000	42,500,000	40,000,000
SMBC Nikko Securities America, Inc.	37,500,000	30,000,000	42,500,000	40,000,000
BBVA Securities Inc.	16,875,000	13,500,000	19,125,000	18,000,000
BMO Capital Markets Corp.	16,875,000	13,500,000	19,125,000	18,000,000
Credit Agricole Securities (USA) Inc.	16,875,000	13,500,000	19,125,000	18,000,000
Santander Investment Securities Inc.	16,875,000	13,500,000	19,125,000	18,000,000
SG Americas Securities, LLC	16,875,000	13,500,000	19,125,000	18,000,000
Standard Chartered Bank	16,875,000	13,500,000	19,125,000	18,000,000
U.S. Bancorp Investments, Inc.	16,875,000	13,500,000	19,125,000	18,000,000
Wells Fargo Securities, LLC	16,875,000	13,500,000	19,125,000	18,000,000
CIBC World Markets Corp.	6,750,000	5,400,000	7,650,000	7,200,000
Deutsche Bank Securities Inc.	6,750,000	5,400,000	7,650,000	7,200,000
Goldman, Sachs & Co.	6,750,000	5,400,000	7,650,000	7,200,000
RBC Capital Markets, LLC	6,750,000	5,400,000	7,650,000	7,200,000
TD Securities (USA) LLC	6,750,000	5,400,000	7,650,000	7,200,000
Banca IMI S.p.A.	3,750,000	3,000,000	4,250,000	4,000,000
Capital One Securities, Inc.	3,750,000	3,000,000	4,250,000	4,000,000
Natixis Securities Americas LLC	3,750,000	3,000,000	4,250,000	4,000,000
The Williams Capital Group, L.P.	3,750,000	3,000,000	4,250,000	4,000,000
UBS Securities LLC	3,750,000	3,000,000	4,250,000	4,000,000

Total	$750,000,000	$600,000,000	$850,000,000	$800,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters initially propose to offer each series of the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of each series of the notes to dealers at the public offering price less a concession not to exceed 0.300% of the principal amount of the 2017 senior notes, 0.375% of the principal amount of the 2021 senior notes, 0.400% of the principal amount of the 2024 senior notes and 0.500% of the principal amount of the 2034 senior notes. In addition, the underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.200% of the principal amount of the 2017 senior notes, 0.250%

of the principal amount of the 2021 senior notes, 0.250% of the principal amount of the 2024 senior notes and 0.350% of the principal amount of the 2034 senior notes to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per 2017 senior note	0.450%
Per 2021 senior note	0.625%
Per 2024 senior note	0.650%
Per 2034 senior note	0.875%

In the underwriting agreement, we have agreed that:

•	We will not offer or sell any of our debt securities having a tenor of more than one year (other than the notes and debt securities convertible into our common stock) from the date of this prospectus supplement through and including the date that is one day following settlement without the prior consent of the representatives.

•	In addition to the underwriting discount discussed above, we will pay our expenses related to the offering, which we estimate to be $5.6 million.

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of J.P. Morgan Securities LLC serves as administrative agent and lender for our revolving credit facility and our term loan, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as syndication agent and lender for our revolving credit facility and our term loan. In addition, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and HSBC Securities (USA) Inc., and affiliates of Mitsubishi UFJ

Securities (USA), Inc., Mizuho Securities USA Inc., Scotia Capital (USA) Inc. and SMBC Nikko Securities America, Inc. served as joint lead arrangers and joint bookrunners for our revolving credit facility and our term loan. Affiliates of BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Scotia Capital (USA) Inc. and SMBC Nikko Securities America, Inc. served as co-documentation agents for our revolving credit facility. BNP Paribas Securities Corp. and Citigroup Global Markets Inc. also served as joint lead arrangers and joint bookrunners for our revolving credit facility. In addition, affiliates of HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Scotia Capital (USA) Inc. and SMBC Nikko Securities America, Inc. served as co-documentation agents for our term loan. Standard Chartered Bank and affiliates of BBVA Securities Inc., BMO Capital Markets Corp., RBC Capital Markets, LLC, Santander Investment Securities Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC served as senior managing agents for our revolving credit facility and term loan. Certain of the underwriters or their affiliates are lenders under our revolving credit facility and our term loan facility. In addition, certain of the underwriters or their affiliates hold positions in our currently outstanding notes. To the extent that we use the net proceeds of the offering to repay amounts outstanding under either of such facilities or to redeem such outstanding notes, such underwriters or their affiliates will receive a portion of the net proceeds of the offering. An affiliate of U.S. Bancorp Investments, Inc. will act as trustee for the notes offered hereby.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of the underwriters or their affiliates have hedged and are likely in the future to hedge or otherwise reduce, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Standard Chartered Bank and Banca IMI S.p.A. will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State other than:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article (3)(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the foregoing, the expression an “offer of notes to the public” in relation to the notes in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

The validity of the securities being offered will be passed upon by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements of FCX appearing in its annual report on Form 10-K for the year ended December 31, 2013 (including schedules appearing therein), and the effectiveness of FCX’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and FCX management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of FCX for the three-month periods ended March 31, 2014 and March 31, 2013, six-month periods ended June 30, 2014 and June 30, 2013 and nine-month periods ended September 30, 2014 and 2013, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 9, 2014, August 11, 2014 and November 7, 2014, included in FCX’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement, of which this prospectus supplement forms a part, prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements of Plains Exploration & Production Company (“PXP”) and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report of Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of PXP for the year ended December 31, 2012 have been so incorporated in reliance on the report (of which the report dated February 21, 2013 contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Gulf of Mexico business PXP acquired as of December 31, 2012) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Reserves

Certain information with respect to the oil and gas reserves associated with FCX’s oil and gas prospects and PXP’s oil and gas prospects is derived from the reports of Netherland, Sewell & Associates, Inc. an independent petroleum consulting firm, incorporated in this prospectus by reference to FCX’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014 and PXP’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013, and upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

Certain information with respect to the oil and gas reserves associated with FCX’s oil and gas prospects is derived from the report of Ryder Scott Company, L.P., an independent petroleum consulting firm, incorporated in this prospectus by reference to FCX’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014, and upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.fcx.com. Information on our website is not a part of, and we are not incorporating the contents of our website into, this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file (other than information in the documents or filings that is deemed to have been furnished and not filed) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, until the termination of the offerings of all of the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents:

FCX SEC Filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2013 filed February 27, 2014 (including portions of our Proxy Statement filed April 29, 2014 for our 2014 annual meeting of holders of our common shares held on June 6, 2014 to the extent specifically incorporated by reference in such Form 10-K)

Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2014 filed May 9, 2014 Fiscal quarter ended June 30, 2014 filed August 11, 2014 Fiscal quarter ended September 30, 2014 filed November 7, 2014

Current Reports on Form 8-K	Filed March 3, 2014, March 11, 2014, March 21, 2014, March 31, 2014, June 2, 2014, June 18, 2014, June 23, 2014, July 2, 2014, July 28, 2014, September 15, 2014, October 7, 2014 and November 10, 2014 (solely with respect to the unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 and the notes thereto)

PXP SEC Filings	Period or date filed
Annual Report on Form 10-K (solely with respect to Part II, Items 8 and 9A)	Fiscal year ended December 31, 2012 filed February 21, 2013

Quarterly Report on Form 10-Q (solely with respect to the financial statements of PXP included therein)	Fiscal quarter ended March 31, 2013 filed May 6, 2013

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: Freeport-McMoRan Inc., Attention: Investor Relations, 333 North Central Avenue, Phoenix, Arizona 85004-2189, (602) 366-8100.

This prospectus supplement and the accompanying prospectus or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. The descriptions of these agreements contained in this prospectus supplement and the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus or other information to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

Prospectus

Freeport-McMoRan Inc.

Common stock, Preferred stock, Debt securities, Warrants, Purchase contracts and units

Freeport-McMoRan Oil & Gas LLC

Guarantees

Freeport-McMoRan Inc. (“FCX”) may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. Such debt securities may be fully and unconditionally guaranteed by Freeport-McMoRan Oil & Gas LLC, an indirect subsidiary of FCX. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “FCX.”

Investing in these securities involves certain risks. See “Risk Factors” in the applicable Prospectus Supplement and in our most recent annual report on Form 10-K, along with the disclosure related to the risk factors contained in our subsequent reports on Form 10-Q, as updated by our subsequent filings with the SEC, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is November 10, 2014

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any prospectus supplement we prepare or authorize and in any related free writing prospectus or other information to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer prescribed in this prospectus does not extend to you. You should assume that the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since that date. All references to the “Company,” “FCX,” “we,” “us” and “our” in this prospectus mean Freeport-McMoRan Inc. and its consolidated subsidiaries and all references to “FM O&G” or the “guarantor” refer solely to Freeport-McMoRan Oil & Gas LLC and not its subsidiaries.

i

About this prospectus

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where you can find more information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Risk factors

Investing in these securities involves certain risks. Please see the “Risk Factors” section in our most recent annual report on Form 10-K, along with the disclosure related to the risk factors contained in our subsequent quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The prospectus supplement applicable to each sale of securities we offer pursuant to this prospectus may contain a discussion of additional risks applicable to an investment in us and the securities we are offering under that prospectus supplement.

Freeport-McMoRan Inc.

Freeport-McMoRan Inc., or FCX, is a leading international natural resources company with headquarters in Phoenix, Arizona. We operate large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold, molybdenum, cobalt, crude oil and natural gas. We have a dynamic portfolio of operating, expansion and growth projects in the copper industry. We are also the world’s largest producer of molybdenum and a significant gold, oil and natural gas producer. Our portfolio of mining assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo. Our portfolio of oil and natural gas assets includes oil production facilities in California, significant production facilities and growth potential in the Deepwater Gulf of Mexico, large onshore resources in the Haynesville natural gas shale play in Louisiana and natural gas production from the Madden area in Wyoming. In addition, we are an industry leader in the emerging Inboard Lower Tertiary/Cretaceous natural gas trend with sizeable potential, located offshore in the shallow waters of the Gulf of Mexico and onshore in South Louisiana.

FCX’s principal executive offices are located at 333 North Central Avenue, Phoenix, Arizona 85004-2189, and our telephone number at that address is (602) 366-8100. We maintain a website at http://www.fcx.com, where general information about us is available. Information on or accessible through our website is not a part of, and we are not incorporating the contents of our website or other such information into, this prospectus.

Use of proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended September 30,	Years ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	4.9x	7.4x	19.8x	20.7x	16.3x	9.3x
Ratio of earnings to combined fixed charges and preferred stock dividends	4.9x	7.4x	19.8x	20.7x	13.9x	6.1x

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, equity in affiliated companies’ net earnings, and cumulative effect of accounting changes. Non-controlling interests were not deducted from earnings as all such subsidiaries had fixed charges. Fixed charges from continuing operations consist of interest (including capitalized interest) of all indebtedness; amortization of debt discounts, premiums and expenses; and that portion of rental expense that FCX believes to be representative of interest. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were assumed to be equal to the pre-tax earnings that would be required to cover such dividend requirements. The amount of pre-tax earnings required to cover such preferred stock dividends was computed using the effective tax rate for each applicable year.

Description of securities

This prospectus contains a summary of the securities that FCX or certain selling securityholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

Description of capital stock

The following summary of the terms of the capital stock of FCX is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) and the FCX certificate of incorporation and bylaws. Copies of the FCX certificate of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where you can find more information” below.

Authorized capital stock

Under our certificate of incorporation, our authorized capital stock consists of 1,800,000,000 shares of common stock, $0.10 par value per share, and 50,000,000 shares of preferred stock, $0.10 par value per share. As of October 31, 2014, there were issued and outstanding 1,039 million shares of common stock (not including 127 million shares held in treasury) and no preferred shares outstanding.

As of September 30, 2014, 45 million shares of common stock were authorized for issuance upon exercise of stock options (of which 35 million were exercisable) and 9 million shares were authorized for issuance upon the vesting of restricted stock units (of which 6 million are stock-settled restricted stock units and 3 million are cash-settled restricted stock units). In addition, as of September 30, 2014, we also had 1 million stock appreciation rights outstanding (all of which were exercisable) that will be settled in cash upon exercise.

Description of common stock

Common stock outstanding. The issued and outstanding shares of common stock are, and the shares of common stock that we may issue in the future will be, validly issued, fully paid and nonassessable.

Voting rights. Subject to the rights of holders of any subsequently issued shares of preferred stock, holders of common stock are entitled to elect all of the authorized number of members of the board of directors. Each share of common stock has one vote. With respect to all other matters submitted to a vote of stockholders, except as required by law, the holders of the common stock vote together as a single class, and record holders have one vote per share.

Dividend rights; rights upon liquidation. Holders of the common stock will share ratably in any cash dividend that may from time to time be declared with respect to the common stock by our board of directors. In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of the common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

Other rights. Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights.

Transfer agent. The transfer agent and registrar for the common stock is Computershare Shareowner Services LLC.

NYSE. Our common stock is listed on the New York Stock Exchange under the symbol “FCX.”

Certain provisions of our certificate of incorporation and by-laws

Supermajority voting/fair price requirements. Our certificate of incorporation provides that the approval of the holders of not less than 66 2/3% of our outstanding common stock is required for:

•

Any merger or consolidation of our company or any of our subsidiaries with or into any person or entity, or any affiliate of that person or entity, who was within the two years prior to the transaction a beneficial owner of 20 percent or more of our common stock or any class of our common stock, which we refer to as an interested party;

•	any merger or consolidation of an interested party with or into our company or any of our subsidiaries;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 10 percent of the fair market value of the total assets of our company or any of our subsidiaries in one or more transactions involving an interested party;

•	the adoption of any plan or proposal for liquidation or dissolution of our company proposed by or on behalf of any interested party;

•	the issuance or transfer by us or any of our subsidiaries of securities having a fair market value of $10 million or more to any interested party; or

•

any recapitalization, reclassification, merger or consolidation of our company or any of our subsidiaries that would increase an interested party’s voting power in our company or any of our subsidiaries.

However, the two-thirds voting requirement is not applicable if:

•

our board approves the transaction, or approves the acquisition of the common stock that caused the interested person to become an interested person, and the vote includes the affirmative vote of a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became the interested party;

•	the transaction is solely between us and any of our wholly owned subsidiaries or between any of our wholly owned subsidiaries; or

•

the transaction is a merger or consolidation and the consideration to be received by our common stockholders is at least as high as the highest price per share paid by the interested party for our common stock on the date the common stock was last acquired by the interested party or during a period of two years prior.

Amendments to supermajority voting requirement. The affirmative vote of at least 66 2/3% of our company’s outstanding common stock is required to amend, alter, change or repeal the provisions in our certificate of incorporation providing for the supermajority voting/fair price requirements described above.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Advance notice of intention to nominate a director. Our by-laws permit a stockholder to nominate a person for election as a director only if written notice of such stockholder’s intent to make a nomination has been delivered to our Secretary not later than the close of business on the 120th day nor earlier than the close of business on the 210th day prior to the first anniversary of the preceding year’s annual meeting. This provision also requires that the notice set forth, among other things, a description of all arrangements or understandings between the nominee and the stockholder pursuant to which the nomination is to be made or the nominee is to be elected and such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), had the nominee been nominated by our board. Any nomination that fails to comply with these requirements may be disqualified.

Advance notice of stockholder proposals. Our by-laws permit a stockholder proposal to be presented at a stockholders’ meeting only if prior written notice of the proposal is provided to us within the time periods and in the manner specified in the by-laws.

No ability of stockholders to call special meetings. Our by-laws deny stockholders the right to call a special meeting of stockholders, except to the extent that holders of preferred stock have been granted the right to call a special meeting. Our by-laws provide that, except to that extent, only the board of directors, the chairman of the board, the vice chairman of the board or the president may call special meetings of the stockholders.

Action by written consent. Our by-laws permit our stockholders to take any action required or permitted to be taken at any annual or special meeting of stockholders by written consent of stockholders having not less than a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Removal of directors; filling vacancies on board of directors. Our certificate of incorporation provides that any director may be removed, with cause, by a vote of the holders of common stock and the holders of any voting preferred stock, voting together. In addition, any vacancies on the board of directors resulting by the death, resignation or removal of a director may be filled by a vote of holders of common stock and holders of voting preferred stock, voting together. The certificate of incorporation also provides that the remaining directors, regardless of any quorum requirements set out in the by-laws, may also fill any vacancy (including any resulting from an increase in the authorized number of directors) by majority vote.

Amendment of by-laws. Our certificate of incorporation and by-laws provide that the by-laws may be altered, amended, changed or repealed by vote of the stockholders or at any meeting of the board of directors by the vote of a majority of the directors present or as otherwise provided by statute.

Limitation of liability of directors and officers. As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to our company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate our rights and our stockholders’ rights to recover monetary damages against a director or officer for breach of a fiduciary duty of care. The provision does not eliminate or limit our right, or the right of a stockholder, to seek non-monetary relief, such as an injunction or rescission. The SEC has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, our certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is or was our director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by the director or officer in advance of the final disposition of a proceeding according to applicable law.

Preferred stock

We may issue shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

Description of debt securities

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and U.S. Bank National Association, as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

Description of guarantees

Our obligations under the debt securities, including the payment of principal, premium, if any, and interest, may be fully and unconditionally guaranteed by a guarantor, as set forth in one or more corresponding indentures and in the applicable prospectus supplement. The guarantee or guarantees of such guarantor will rank equally with all other general unsecured and unsubordinated obligations of the guarantor.

Description of warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Description of purchase contracts

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Description of units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

Forms of securities

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of FCX, the trustees, the warrant agents, the unit agents or any other agent of FCX, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Plan of distribution

FCX and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	through a combination of any such methods; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by FCX, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from FCX at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with FCX and/or the selling securityholders, if applicable, to indemnification by FCX and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for FCX and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.fcx.com. Information on our website is not a part of, and we are not incorporating the contents of our website into, this prospectus. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file (other than information in the documents or filings that is deemed to have been furnished and not filed) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offerings of all of the securities covered by this prospectus. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents:

FCX SEC Filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2013 filed February 7, 2014 (including portions of our Proxy Statement filed April 29, 2014 for our 2014 annual meeting of holders of our common shares held on June 6, 2014 to the extent specifically incorporated by reference in such Form 10-K)

Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2014 filed May 9, 2014 Fiscal quarter ended June 30, 2014 filed August 11, 2014 Fiscal quarter ended September 30, 2014 filed November 7, 2014

Current Reports on Form 8-K	Filed March 3, 2014, March 11, 2014, March 21, 2014, March 31, 2014, June 2, 2014, June 18, 2014, June 23, 2014, July 2, 2014, July 28, 2014, September 15, 2014, October 7, 2014 and November 10, 2014 (solely with respect to the unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 and the notes thereto)

Plains Exploration & Production Company (“PXP”) SEC Filings	Period or date filed
Annual Report on Form 10-K (solely with respect to Part II Items 8 and 9A)	Fiscal year ended December 31, 2012 filed February 21, 2013

Quarterly Report on Form 10-Q (solely with respect to the financial statements of PXP included therein)	Fiscal quarter ended March 31, 2013 filed May 6, 2013

We will provide to each person, including any beneficial owner, to whom this prospectus and any accompanying prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: Freeport-McMoRan Inc., Attention: Investor Relations, 333 North Central Avenue, Phoenix, Arizona 85004-2189, (602) 366-8100.

This prospectus and the information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

Information concerning forward-looking statements

This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking information is intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus or may be incorporated in this prospectus by reference to other documents. Representatives of FCX may also make forward-looking statements.

Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, cash production costs per barrel of oil equivalent (“BOE”), operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, crude oil and natural gas price changes, the impact of derivative positions, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, debt reduction and share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of our Board of Directors (“the Board”) and will depend on our financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.

We caution readers that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, industry risks, regulatory changes, political risks, drilling results, the outcome of negotiations with the Indonesian government regarding an amendment to PT Freeport Indonesia’s (“PT-FI”) Contract of Work, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, weather- and climate-related risks, labor relations, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

Legal opinions

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of FCX appearing in its annual report on Form 10-K for the year ended December 31, 2013 (including schedules appearing therein), and the effectiveness of FCX’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and FCX management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of FCX for the three-month periods ended March 31, 2014 and March 31, 2013, six-month periods ended June 30, 2014 and June 30, 2013 and nine-month periods ended September 30, 2014 and 2013, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 9, 2014, August 11, 2014 and November 7, 2014, included in FCX’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement, of which this prospectus forms a part, prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements of PXP and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of PXP for the year ended December 31, 2012 have been so incorporated in reliance on the report (of which the report dated February 21, 2013 contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Gulf of Mexico business PXP acquired as of December 31, 2012) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Reserves

Certain information with respect to the oil and gas reserves associated with FCX’s oil and gas prospects and PXP’s oil and gas prospects is derived from the reports of Netherland, Sewell & Associates, Inc. an independent petroleum consulting firm, incorporated in this prospectus by reference to FCX’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014 and PXP’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013, and upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

Certain information with respect to the oil and gas reserves associated with FCX’s oil and gas prospects is derived from the report of Ryder Scott Company, L.P., an independent petroleum consulting firm, incorporated in this prospectus by reference to FCX’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014, and upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.